UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant  ☐                    Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On January 8, 2019, Global Value Investment Corp. sent the following letter:

* * *	January 8, 2019

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Thomas C. Knudson, Chairman

Re:	Requesting Dialogue

Dear Mr. Knudson:

Global Value Investment Corp. (GVIC) has expressed objections to and advocated for the modification or termination of Bristow Group Inc.’s (“Bristow” or the “Company”) proposed acquisition of Columbia Helicopters, Inc. (“Columbia”) in letters to the Chairman of the Board of Directors dated November 29, 2018 and December 26, 2018, as well as requested to speak with the Company’s Chief Executive Officer and the Chairman of the Board of Directors. Given Bristow’s lack of response to our previous communications, we feel compelled to publicize the enclosed letter.

GVIC believes that Bristow is a valuable enterprise and that its common stock currently trades at a deep discount to the Company’s intrinsic value; we have held this belief since initially committing capital to Bristow in mid-2017. As such, we are deeply disappointed by the terms of the proposed financing for the acquisition of Columbia. We are particularly concerned with the conversion ratio for the convertible notes resulting from a poorly-designed pricing mechanism, and we are bewildered that the Board of Directors did not include protections against significant dilution for existing shareholders.

We wish to offer constructive, forward-thinking solutions in a spirit of cooperation. To this end, we suggest that you invite GVIC and other select shareholders to engage in a dialogue to determine a revised course of action that is in the best interest of all stakeholders. We recommend an in-person meeting at the Company’s Houston office as soon as possible and well in advance of the closing of the proposed acquisition of Columbia.

As always, we invite your call and look forward to the opportunity to provide the type of collaborative input that you should welcome from long-term shareholders such as GVIC.

Best regards,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO